Exhibit 99.1

Sparton Corporation Announces Expiration of Hart-Scott-Rodino Waiting Period With Respect to Pending Acquisition by an Affiliate of Cerberus

SCHAUMBURG, Ill. – January 24, 2019 – Sparton Corporation (“Sparton”) (NYSE:SPA) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), with respect to Sparton’s pending acquisition by Striker Parent 2018, LLC (“Parent”), an affiliate of Cerberus Capital Management, L.P. (“Cerberus”), expired at 11:59 p.m. Eastern Time on January 22, 2019 without a request for additional information by the Federal Trade Commission or the Department of Justice.

The expiration of the waiting period under the HSR Act satisfies one of the conditions to the closing of the acquisition, which remains subject to other customary closing conditions set forth in the Agreement and Plan of Merger, dated as of December 11, 2018, by and among Sparton, Parent and Striker Merger Sub 2018, Inc. (“Merger Sub”), a wholly owned subsidiary of Parent.

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 119th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, field service, and refurbishment. The primary markets served are Medical & Biotechnology, Military & Aerospace, and Industrial & Commercial. Headquartered in Schaumburg, IL, Sparton currently has thirteen manufacturing locations and engineering design centers worldwide. Sparton’s Web site may be accessed at http://www.sparton.com/.

About Cerberus

Founded in 1992, Cerberus is a global leader in alternative investing with over $35 billion in assets across complementary credit, private equity, and real estate strategies. Cerberus invests across the capital structure where its integrated investment platforms and proprietary operating capabilities create an edge to improve performance and drive long-term value. Cerberus’s tenured teams have experience working collaboratively across asset classes, sectors, and geographies to seek strong risk-adjusted returns for Cerberus’s investors. For more information about Cerberus’s people and platforms, visit Cerberus at www.cerberus.com.

Safe Harbor and Fair Disclosure Statement

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in Sparton’s filings with the Securities and Exchange Commission (“SEC”). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in Sparton’s most recent Form 10-K and Form 10-Q. Additional factors may include the effect of the announcement of the merger and related transactions on Sparton’s business relationships, operating results and business generally; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Parent and Merger Sub, and the risk that the merger agreement with Parent and Merger Sub may be terminated in circumstances that require Sparton to pay a termination fee to Parent; the outcome of any legal proceedings that may be instituted against Sparton related to the merger agreement with Parent and Merger Sub; and the failure to satisfy conditions to completion of the merger with Merger Sub, including the receipt of Sparton shareholder approval. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for Sparton’s ongoing obligations to disclose material information as required by the federal securities laws, Sparton does not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

In connection with the proposed transaction, Sparton has filed with the SEC and will mail or otherwise provide to its shareholders a proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, SPARTON’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement and other documents that Sparton files with the SEC from the SEC’s website at www.sec.gov and Sparton’s website at www.Sparton.com.

Sparton and its directors, executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from Sparton’s shareholders with respect to the proposed transaction. Shareholders may obtain information regarding the names, affiliations and interests of such individuals in Sparton’s Annual Report on Form 10-K for the fiscal year ended July 1, 2018, and its definitive proxy statement for the 2018 annual meeting of shareholders. Additional information regarding the interests of such individuals in the proposed acquisition of Sparton by Parent is included in the proxy statement relating to such acquisition that was filed with the SEC on January 23, 2019. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Sparton’s website at www.Sparton.com

Contacts:

Sparton

Institutional Marketing Services (IMS)

John Nesbett / Jennifer Belodeau, 203-972-9200

jnesbett@institutionalms.com

or

Sparton Corporation

Joseph McCormack, 847-762-5812

jmccormack@sparton.com

Cerberus

Torrey Leroy

Cerberus Corporate Communications

646-885-3029

tleroy@cerberuscapital.com